UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

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First Security Bancorp, Inc.

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March 31, 2004

Message to Shareholders

Net income for the three months ended March 31, 2004 was $201,000, or $0.13 per share (on a diluted basis), compared to $123,000, or $0.08 per share, for the quarter ended March 31, 2003. Total assets at March 31, 2004 were $226.8 million, as compared to $238.0 million at December 31, 2003, a decrease of $11.4 million. The decline in total assets during the quarter is primarily attributable to lower balances in liquid federal funds sold balances, which have been used to reduce balances in high cost certificates of deposit. Total deposits at March 31, 2004 were $181.3 million, as compared to $190.6 million at December 31, 2003, for a decrease of $9.3 million.

Earnings for the current quarter, as compared to the first quarter of 2003, were positively impacted by lowered provisions for loan losses and by higher gains on sales of investment securities, and adversely impacted by lower gains from the sales of mortgage loans held for resale. Operating expenses were essentially unchanged from the same quarter of 2003.

You should have recently received the 2003 Annual Report, 10-KSB, Proxy Statement and notice of our Annual Meeting to be held on May 18, 2004. Please take the time to review these materials and return your proxy card. Your vote is very important and I encourage you to respond as soon as possible.

As always, we appreciate your continuing support. We encourage you to refer your friends and business associates to First Security.

Sincerely,

/s/ R. Douglas Hutcherson

R. Douglas Hutcherson
President & CEO

CONSOLIDATED BALANCE SHEETS (unaudited) (in thousands, except share data)

                                                            3/31/04            12/31/03          3/31/03
Assets
Cash & Due From Banks                                 $        3,777       $      4,820       $     3,423
Federal Funds Sold                                            14,425             25,193            14,120
Securities                                                    39,516             38,624            41,237
Loans                                                        161,201            161,112           160,189
Allowance For Loan Losses                                     (2,384)            (2,379)           (2,570)
                                                        -------------        -----------        ----------
     Net Loans                                               158,817            158,733           157,619
Other Assets                                                  10,278             10,888            13,816
                                                        -------------       -----------        ----------
     Total Assets                                     $      226,813       $    238,258       $   230,215
                                                       =============        ===========        ==========
Liabilities & Shareholders' Equity
Deposits
     Non-interest Bearing                             $      21,582        $     24,581       $    19,713
     Savings, Money Market & NOW                             39,976              41,391            51,708
     Certificates of Deposit                                119,698             124,668           120,175
                                                       ------------         -----------        ----------
          Total Deposits                                    181,256             190,640           191,596
Repurchase Agreements                                         7,563               8,874             4,608
Other Borrowed Funds                                         16,953              17,512            14,157
Other Liabilities                                               642               1,120               922
                                                       ------------         -----------        ----------
     Total Liabilities                                      206,414             218,146           211,283
Shareholders' Equity                                         20,399              20,112            18,932
                                                       ------------         -----------        ----------
     Total Liabilities & Shareholders' Equity         $     226,813        $    238,258       $   230,215
                                                       ============         ===========        ==========

CONSOLIDATED INCOME STATEMENTS (unaudited)
         (in thousands, except per share data)
                                                      THREE MONTHS ENDED
                                                        3/31/04      3/31/03
Interest Income                                       $ 2,662       $   2,989
Interest Expense                                        1,214           1,498
                                                       ------        --------
     Net Interest Income                                1,448           1,491
Loan Loss Provision                                        25             145
                                                       ------        --------

     Net Interest Income After Provision                1,423           1,346
Other Income                                              509             460
Other Expenses                                          1,643           1,679
Provision for Federal Income Tax                           88               4
                                                       ------         -------

     Net Income (loss)                                $   201        $    123
                                                       ======         =======

Earnings Per Share
     Basic                                            $   .13        $    .08
     Diluted                                                              .08
                                                          .13